March 3, 2008

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Reports Financial Results for Fourth Quarter and Fiscal Year 2007

LINCOLN, NE – March 3, 2008 — TierOne Corporation (NASDAQ-GSM: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported a net loss of $18.0 million, or $1.05 per diluted share, for the three months ended December 31, 2007 compared to net income of $10.9 million, or $0.63 per diluted share, for the three months ended December 31, 2006.

For the fiscal year ended December 31, 2007, the Company reported a net loss of $12.1 million, or $0.70 per diluted share, compared to net income for the year ended December 31, 2006 of $41.3 million, or $2.41 per diluted share.

The results for the three- and twelve-month periods ended December 31, 2007 were primarily impacted by provisions for loan losses of $38.9 million and $68.1 million recorded for each respective period compared to $1.8 million and $6.1 million for the same periods in 2006. The provisions for loan losses recorded during 2007 were primarily attributable to an increase in nonperforming residential construction, land development and commercial construction loans.

“Unprecedented pressures on the nation’s equity, housing, credit and economic markets in 2007 have significantly impacted much of the financial sector and TierOne has not been immune to these issues,” said Gilbert G. Lundstrom, chairman and chief executive officer. “We have taken a number of steps to address these challenges and will continue to adjust our business model as the current economic conditions warrant.”

Synopsis of Fourth Quarter and Fiscal Year 2007 Performance

Net Interest Income

For the three months ended December 31, 2007, net interest income totaled $24.9 million, a decrease of 20.1 percent, compared to $31.2 million in net interest income for the comparable period in 2006. Net interest income for the year ended December 31, 2007 declined 7.7 percent to $116.1 million compared to $125.9 million in 2006. The decline in net interest income for the three-month period ended December 31, 2007 was primarily attributable to a reduction in interest income generated by net loan receivables as a result of a declining interest rate environment and increased levels of nonperforming loans. The decline in net interest income for the year ended December 31, 2007 was primarily related to the increased interest expense arising from increased time and core deposit balances and the interest rates paid on these deposits.

Net interest margin and average interest rate spread for the three months ended December 31, 2007 were 3.04 percent and 2.63 percent, respectively, compared to 3.96 percent and 3.56 percent, respectively, for the same period in 2006. For the year ended December 31, 2007, net interest margin and average interest rate spread were 3.58 percent and 3.15 percent, respectively, compared to 4.07 percent and 3.72 percent, respectively, for 2006. The Bank’s increased core deposit balances and interest rates paid combined with the increased levels of nonperforming loans were the primary contributors to lower net interest margins and average interest rate spreads during 2007 as compared to 2006.

Noninterest Income

Noninterest income for the three months ended December 31, 2007 was $8.5 million, a decrease of 0.8 percent, compared to $8.6 million earned during the same period in 2006. Noninterest income in the fourth quarter of 2007 was positively impacted by a $461,000 increase in deposit and debit card-related fees and service charges combined with a $390,000 increase in gains on loans held for sale. These increases were offset by a quarter-over-quarter reduction in other noninterest income primarily related to a $1.0 million gain on the sale of two Kansas branch offices recorded during the three months ended December 31, 2006.

For the year ended December 31, 2007, total noninterest income amounted to $30.3 million, an increase of 4.3 percent, compared to $29.1 million earned during 2006. The annual increase in noninterest income was primarily attributable to a $1.4 million increase in deposit and debit card-related fees and service charges combined with a $760,000 increase in gains on loans held for sale. These increases in 2007 were offset by a reduction in other noninterest income following a $1.0 million gain on sale of two Kansas branch offices in late 2006.

Noninterest Expense

For the three months ended December 31, 2007, noninterest expense increased 10.8 percent to $22.5 million compared to $20.3 million for the same period in 2006. The quarter-over-quarter increase in noninterest expense was primarily attributable to a $1.0 million increase in legal expenses, a $700,000 charge for the Bank’s proportionate share of potential liabilities in connection with a VISA U.S.A. Inc. antitrust lawsuit, an increase of $434,000 in advertising expenses, $400,000 in expenses related to the proposed acquisition of the Company by CapitalSource Inc. (“CapitalSource”) and an increase of $390,000 in salaries and employee benefits. The fourth quarter increase in noninterest expense was partially reduced by a $1.6 million right-of-offset exercised by the Bank which thereby resulted in a recovery of previously charged-off receivables associated with TransLand Financial Services, Inc. (“TransLand”), a Florida-based mortgage brokerage firm.

Noninterest expense for the year ended December 31, 2007 was $94.5 million, an increase of 15.6 percent, compared to $81.8 million in 2006. Contributing to the increase in annual noninterest expense were increases of $3.2 million in salaries and employee benefits; $3.1 million, net of recoveries, associated with a write-off of receivables due from TransLand; and $1.9 million of expense related to the proposed transaction with CapitalSource.

Asset Quality

The Bank maintains a corporate policy of not participating in subprime residential real estate lending or negative amortizing mortgage products. The Office of Thrift Supervision (“OTS”), the Bank’s federal regulatory agency, defines subprime loans as loans to borrowers displaying one or more credit risk characteristics including lending to a borrower with a credit bureau risk score (“FICO”) of 660 or below. Furthermore, the Bank has not participated in collateralized loan obligations (“CLO”), collateralized debt obligations (“CDO”), structured investment vehicles (“SIV”) or asset-backed commercial paper (“ABCP”).

As a result of deteriorating economic conditions in the latter half of 2007, the Company experienced increasing issues with asset quality. At December 31, 2007, nonperforming loans totaled $128.5 million, or 4.32 percent of net loans, compared to $30.1 million, or 0.99 percent of net loans, at December 31, 2006. Nonperforming assets were $134.9 million, or 3.81 percent of total assets, at December 31, 2007 compared to $35.3 million, or 1.03 percent of total assets, at year-end 2006. The increase in 2007 nonperforming loans and assets primarily related to increased levels of nonperforming residential construction, land development and commercial construction loans.

Due to the continued erosion of housing values and increased housing inventory in several markets throughout the country, especially in Florida, the Company began experiencing rising levels of nonperforming residential construction loans. As previously disclosed, the Company has a group of residential construction loans it purchased from TransLand which were primarily located in the Cape Coral area of southwest Florida. In the face of challenging economic conditions, the Bank was able to reduce its total residential construction loan disbursements for TransLand-related homebuyers by 49.1 percent to $58.5 million, prior to recording loan charge-offs, at December 31, 2007 compared to $114.9 million at year-end 2006.

At December 31, 2007, nonperforming residential construction loans totaled $57.7 million of which $26.5 million related to TransLand. During the fourth quarter of 2007, the Bank charged off $25.5 million of TransLand residential construction loans, due in large part to a decline in the estimated fair value of undeveloped residential lots, and set up additional provisions for loan losses relating to the loans acquired from TransLand. To facilitate loan disposition, a team of Bank lending specialists has been assigned to work specifically on TransLand-related loans. These duties have included the coordination of construction activities, arranging financing and the initiation of loan recovery efforts. At the current time, the Bank is also pursuing all available legal remedies against delinquent borrowers.

The Bank’s nonperforming land development loans at December 31, 2007 totaled $38.7 million (consisting of eight residential land development properties) compared to $4.7 million at December 31, 2006. Of the eight nonperforming development properties, three were located in the Las Vegas, Nevada area amounting to $30.4 million, one project in Colorado at $5.7 million, two projects in the Minneapolis, Minnesota area at $2.3 million and two projects in Florida at $300,000. The three Las Vegas properties were added to the nonperforming list in the fourth quarter of 2007. At the current time, the Bank is actively engaged in discussions with the developers or guarantors of these loans for purposes of bringing the loans current or developing workout solutions.

Nonperforming commercial construction loans totaled $19.2 million at December 31, 2007 compared to $50,000 one year ago. The $19.2 million nonperforming commercial construction loans at year-end 2007 consisted of one upscale condominium construction project adjacent to a golf course located in a suburban area of Las Vegas, Nevada. The Bank provided funding to construct 33 units, of which 23 units are under contract for purchase, within the planned 113-unit development. The units funded by the Bank have been completed and the balance of the remaining units are in various stages of construction. Following the builder’s voluntary bankruptcy filing, a trustee was appointed by the court and the trustee is identifying local builders and sales agents to complete the project and sell the remaining units.

Charged-off loans, net of recoveries, were $28.5 million and $32.0 million for the three- and twelve-month periods ended December 31, 2007, respectively, compared to $993,000 and $3.8 million for the same periods in 2006. Included within the loans charged off during the fourth quarter of 2007 were $25.7 million of residential construction loans primarily related to TransLand.

The Company recorded provisions for loan losses of $38.9 million and $68.1 million for the three- and twelve-month periods ended December 31, 2007, respectively, compared to $1.8 million and $6.1 million for the comparable periods in 2006. The Company’s total allowance for loan losses was $66.5 million at December 31, 2007 compared to $33.1 million at year-end 2006. The allowance for loan losses as a percent of net loans was 2.24 percent at December 31, 2007 compared to 1.09 percent one year ago.

In light of current market conditions, the Bank has taken a number of steps related to the realignment of certain credit administration functions, including the addition of personnel with extensive depth and expertise in credit analysis, and continues to tighten credit policies.

Consolidated Statements of Financial Condition

Total assets at December 31, 2007 were $3.5 billion, an increase of $107.0 million or 3.1 percent, compared to $3.4 billion at year-end 2006. The year-over-year increase in total assets was primarily attributable to a $154.7 million increase in cash and cash equivalents offset by a $74.0 million decline in net loan receivables.

Total liabilities increased $114.3 million, or 3.7 percent, to $3.2 billion at December 31, 2007 compared to $3.1 billion one year ago. The increase in 2007 liabilities primarily resulted from a $378.2 million increase in total deposits offset by a $273.1 million decline in FHLBank advances and other borrowings. In anticipation of a possible acquisition by CapitalSource, the level of deposit growth achieved in 2007 was primarily generated by increased marketing efforts in the Company’s primary bank market area without the infusion of any brokered time deposits. The Bank has not had any brokered time deposits since October 2006.

Stockholders’ equity totaled $345.9 million at December 31, 2007, a decrease of $7.3 million, or 2.1 percent, compared to $353.3 million at December 31, 2006. A $17.1 million decrease in retained earnings, resulting from a $12.1 million net loss for the year, offset by a $7.3 million increase in capital contributed to the overall 2007 decline in shareholders’ equity.

During the three months ended December 31, 2007, the Company repurchased 1,256 shares of its common stock to support employee benefit programs. For the year ended December 31, 2007, the Company repurchased 8,367 total shares. When permissible under the provisions of the merger agreement and Securities and Exchange Commission guidelines, over 1.5 million shares remain eligible for repurchase under the Company’s Board-approved stock buyback plan.

Shareholders of record at December 14, 2007 were paid an $0.08 per share quarterly cash dividend on December 31, 2007. The December payment brought total dividends paid in 2007 to $0.31 per share and represented the sixteenth consecutive quarterly cash dividend paid to shareholders.

The Bank’s tangible, core and risk-based capital levels continue to exceed all federally mandated regulatory requirements. The Bank has consistently been recognized as “well capitalized” by the federal government; the highest rating awarded to federally insured financial institutions.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.5 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Founded in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 69 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan, including issues associated with the growth of a more diversified loan portfolio; unanticipated issues associated with increases in the levels of losses, customer bankruptcies, claims and assessments; unanticipated issues that may arise relative to loan loss provisions and charge-offs in connection with the Company’s loan portfolio and the resolution of the TransLand matter; issues affecting the Company’s proposed acquisition by CapitalSource Inc., including that conditions precedent to the merger (including receipt of regulatory approval) may not be satisfied or the merger agreement may be terminated pursuant to its terms, as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation and Subsidiaries
Consolidated Statements of Financial Condition
December 31, 2007 (Unaudited) and December 31, 2006

(Dollars in thousands, except per share data)	December 31, 2007	December 31, 2006
ASSETS
Cash and due from banks	$79,561	$86,808
Federal funds sold	161,900	--

Total cash and cash equivalents	241,461	86,808

Investment securities:
Held to maturity, at cost which approximates fair value	70	90
Available for sale, at fair value	130,481	105,000
Mortgage-backed securities, available for sale, at fair value	6,689	12,272
Loans receivable:
Net loans (includes loans held for sale of $9,348 and $19,285
at December 31, 2007 and 2006, respectively)	2,976,129	3,050,160
Allowance for loan losses	(66,540)	(33,129)

Net loans after allowance for loan losses	2,909,589	3,017,031

FHLBank Topeka stock, at cost	65,837	62,022
Premises and equipment, net	38,028	39,821
Accrued interest receivable	21,248	23,023
Goodwill	42,101	42,228
Other intangible assets, net	6,744	8,391
Mortgage servicing rights (lower of cost or market), net	14,530	12,467
Other assets	61,346	22,016

Total assets	$3,538,124	$3,431,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,430,544	$2,052,343
FHLBank Topeka advances and other borrowings	689,288	962,376
Advance payments from borrowers for taxes, insurance and
other escrow funds	30,205	27,203
Accrued interest payable	6,269	6,620
Accrued expenses and other liabilities	35,870	29,344

Total liabilities	3,192,176	3,077,886

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,058,946 and 18,041,413 shares issued at December 31, 2007
and 2006, respectively	226	226
Additional paid-in capital	366,042	358,733
Retained earnings, substantially restricted	94,988	112,111
Treasury stock, at cost; 4,516,129 and 4,533,662 shares at
December 31, 2007 and 2006, respectively	(105,008)	(105,406)
Unallocated common stock held by Employee Stock
Ownership Plan	(10,159)	(11,664)
Accumulated other comprehensive loss, net	(141)	(717)

Total stockholders’ equity	345,948	353,283

Total liabilities and stockholders’ equity	$3,538,124	$3,431,169

TierOne Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Dollars in thousands, except per share data)	2007	2006	2007	2006
Interest income:
Loans receivable	$51,541	$56,394	$220,046	$214,727
Investment securities	2,857	2,474	11,134	9,075
Other interest-earning assets	1,512	6	2,841	85

Total interest income	55,910	58,874	234,021	223,887

Interest expense:
Deposits	22,894	17,204	81,981	60,227
FHLBank Topeka advances and other borrowings	8,091	10,483	35,920	37,792

Total interest expense	30,985	27,687	117,901	98,019

Net interest income	24,925	31,187	116,120	125,868
Provision for loan losses	38,917	1,763	68,101	6,053

Net interest income (loss) after provision
for loan losses	(13,992)	29,424	48,019	119,815

Noninterest income:
Fees and service charges	6,372	5,962	23,621	22,230
Debit card fees	928	733	3,420	2,736
Income (loss) from real estate operations, net	25	(148)	(445)	(268)
Net gain (loss) on sales of:
Investment securities	--	--	--	21
Loss on impairment of securities	(188)	--	(188)	--
Loans held for sale	908	518	2,844	2,084
Real estate owned	(40)	(69)	(225)	(135)
Other operating income	480	1,558	1,310	2,416

Total noninterest income	8,485	8,554	30,337	29,084

Noninterest expense:
Salaries and employee benefits	12,985	12,595	52,291	49,064
Occupancy, net	2,307	2,227	9,520	8,912
Data processing	636	552	2,443	2,200
Advertising	1,251	817	5,041	4,455
Other operating expense	5,344	4,130	25,202	17,138

Total noninterest expense	22,523	20,321	94,497	81,769

Income (loss) before income taxes	(28,030)	17,657	(16,141)	67,130
Income tax expense (benefit)	(10,006)	6,768	(4,074)	25,815

Net income (loss)	$(18,024)	$10,889	$(12,067)	$41,315

Net income (loss) per common share, basic	$(1.07)	$0.66	$(0.72)	$2.50

Net income (loss) per common share, diluted	$(1.05)	$0.63	$(0.70)	$2.41

Dividends declared per common share	$0.08	$0.07	$0.31	$0.27

Average common shares outstanding, basic (000’s)	16,838	16,582	16,719	16,494

Average common shares outstanding, diluted (000’s)	17,200	17,221	17,184	17,147

TierOne Corporation and Subsidiaries
Selected Financial and Other Data

(Dollars in thousands)	December 31, 2007	December 31, 2006
Selected Financial and Other Data:
Total assets	$3,538,124	$3,431,169
Cash and cash equivalents	241,461	86,808
Investment securities:
Held to maturity, at cost which approximates fair value	70	90
Available for sale, at fair value	130,481	105,000
Mortgage-backed securities, available for sale, at fair value	6,689	12,272
Loans receivable:
Loans held for sale	9,348	19,285
Total loans receivable	3,333,516	3,662,950
Unamortized premiums, discounts and deferred loan fees	9,451	5,602
Loans in process	(376,186)	(637,677)

Net loans	2,976,129	3,050,160
Allowance for loan losses	(66,540)	(33,129)

Net loans after allowance for loan losses	2,909,589	3,017,031

Deposits	2,430,544	2,052,343
FHLBank Topeka advances and other borrowings	689,288	962,376
Stockholders’ equity	345,948	353,283
Nonperforming loans	128,490	30,050
Nonperforming assets	134,895	35,314
Allowance for loan losses	66,540	33,129
Nonperforming loans as a percentage of net loans	4.32%	0.99%
Nonperforming assets as a percentage of total assets	3.81%	1.03%
Allowance for loan losses as a percentage of
nonperforming loans	51.79%	110.25%
Allowance for loan losses as a percentage of net loans	2.24%	1.09%

	Three Months Ended December 31,		Year Ended December 31,
Selected Operating Ratios:	2007	2006	2007	2006
Average yield on interest-earning assets	6.83%	7.47%	7.21%	7.24%
Average rate on interest-bearing liabilities	4.20%	3.91%	4.06%	3.52%
Average interest rate spread	2.63%	3.56%	3.15%	3.72%
Net interest margin	3.04%	3.96%	3.58%	4.07%
Average interest-earning assets to average
interest-bearing liabilities	111.10%	111.39%	111.80%	110.95%
Total noninterest expense to average assets	2.56%	2.42%	2.72%	2.48%
Efficiency ratio (1)	66.25%	50.07%	63.40%	51.64%
Return on average assets	-2.05%;	1.30%	-0.35%	1.25%
Return on average equity	-19.70%	12.48%	-3.30%	12.48%
Average equity to average assets	10.39%	10.38%	10.56%	10.04%
Return on tangible equity (2)	-22.56%	14.45%	-3.78%	14.59%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.

(2)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders’ equity adjusted for goodwill and other intangible assets.

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Three Months Ended December 31,
	2007			2006
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	132,883	1,512	4.55%	478	6	5.26%
Investment securities (1)	211,744	2,783	5.26	173,450	2,340	5.40
Mortgage-backed securities (1)	7,300	74	4.05	13,412	134	4.00
Loans receivable (2)	2,924,805	51,541	7.05	2,965,929	56,394	7.61

Total interest-earning assets	3,276,732	55,910	6.83%	3,153,269	58,874	7.47%
Noninterest-earning assets	246,457			209,350

Total assets	3,523,189			3,362,619

Interest-bearing liabilities:
Interest-bearing checking accounts	312,907	885	1.13%	342,269	996	1.16%
Savings accounts	168,801	1,542	3.65	46,444	57	0.49
Money market accounts	356,416	2,667	2.99	387,918	2,908	3.00
Time deposits	1,408,287	17,800	5.06	1,114,746	13,243	4.75

Total interest-bearing deposits	2,246,411	22,894	4.08	1,891,377	17,204	3.64
FHLBank Topeka advances and
other borrowings	702,991	8,091	4.60	939,343	10,483	4.46

Total interest-bearing liabilities	2,949,402	30,985	4.20%	2,830,720	27,687	3.91%
Noninterest-bearing accounts	139,956			123,185
Other liabilities	67,841			59,793

Total liabilities	3,157,199			3,013,698
Stockholders’ equity	365,990			348,921

Total liabilities and stockholders’ equity	3,523,189			3,362,619

Net interest-earning assets	327,330			322,549
Net interest income; average interest rate spread		24,925	2.63%		31,187	3.56%
Net interest margin (3)			3.04%			3.96%
Average interest-earning assets to average interest-bearing liabilities			111.10%			111.39%

(1)	Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2)	Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.
(3)	Equals net interest income (annualized) divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Average Balances, Net Interest Income, Yields Earned and Cost of Funds

	Year Ended December 31,
	2007			2006
(Dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Federal funds sold	59,189	2,841	4.80%	1,934	85	4.40%
Investment securities (1)	199,199	10,748	5.40	167,587	8,422	5.03
Mortgage-backed securities (1)	9,309	386	4.15	16,200	653	4.03
Loans receivable (2)	2,976,069	220,046	7.39	2,904,606	214,727	7.39

Total interest-earning assets	3,243,766	234,021	7.21%	3,090,327	223,887	7.24%
Noninterest-earning assets	225,003			205,289

Total assets	3,468,769			3,295,616

Interest-bearing liabilities:
Interest-bearing checking accounts	326,545	3,692	1.13%	361,056	4,147	1.15%
Savings accounts	90,036	2,427	2.70	51,643	263	0.51
Money market accounts	385,210	11,699	3.04	393,807	11,102	2.82
Time deposits	1,287,195	64,163	4.98	1,085,350	44,715	4.12

Total interest-bearing deposits	2,088,986	81,981	3.92	1,891,856	60,227	3.18
FHLBank Topeka advances and
other borrowings	812,360	35,920	4.42	893,420	37,792	4.23

Total interest-bearing liabilities	2,901,346	117,901	4.06%	2,785,276	98,019	3.52%
Noninterest-bearing accounts	135,617			119,394
Other liabilities	65,659			59,929

Total liabilities	3,102,622			2,964,599
Stockholders’ equity	366,147			331,017

Total liabilities and stockholders’ equity	3,468,769			3,295,616

Net interest-earning assets	342,420			305,051
Net interest income; average interest rate spread		116,120	3.15%		125,868	3.72%
Net interest margin (3)			3.58%			4.07%
Average interest-earning assets to average interest-bearing liabilities			111.80%			110.95%

(1)	Includes securities available for sale and held to maturity. Investment securities also includes FHLBank Topeka stock.
(2)	Includes nonperforming loans during the respective periods. Calculated net of unamortized premiums, discounts and deferred fees, loans in process and allowance for loan losses.
(3)	Equals net interest income divided by average interest-earning assets.

TierOne Corporation and Subsidiaries
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	December 31, 2007		December 31, 2006
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$314,623	9.41%	$339,080	9.21%
Second mortgage residential	95,477	2.86	120,510	3.27
Multi-family residential	106,678	3.19	148,922	4.05
Commercial real estate	370,910	11.10	396,620	10.77
Land and land development	473,346	14.16	494,887	13.44
Residential construction	513,560	15.36	780,991	21.21
Commercial construction	540,797	16.18	491,997	13.36
Agriculture	91,068	2.72	68,459	1.86

Total real estate loans	2,506,459	74.98	2,841,466	77.17

Business	252,712	7.56	220,669	5.99

Agriculture - operating	100,365	3.00	94,455	2.56

Warehouse mortgage lines of credit	86,081	2.58	112,645	3.06

Consumer loans:
Home equity	72,517	2.17	71,476	1.94
Home equity line of credit	120,465	3.60	130,071	3.53
Home improvement	46,045	1.38	55,513	1.51
Automobile	87,079	2.60	87,575	2.38
Other	71,141	2.13	68,365	1.86

Total consumer loans	397,247	11.88	413,000	11.22

Total loans	3,342,864	100.00%	3,682,235	100.00%

Unamortized premiums, discounts
and deferred loan fees	9,451		5,602
Loans in process (2)	(376,186)		(637,677)

Net loans	2,976,129		3,050,160
Allowance for loan losses	(66,540)		(33,129)

Net loans after allowance for loan losses	2,909,589		3,017,031

(1) Includes loans held for sale	$9,348		$19,285

(2) Loans in process represents the undisbursed portion of construction and land development loans.

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

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